UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 1, 2007
Jefferies Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14947	95-4719745

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Ave., 12th Floor, New York, New York	10022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 212-284-2550

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 3.02. Unregistered Sales of Equity Securities.
As previously reported, on July 18, 2005, we entered into a Share and Membership Interest Purchase Agreement (“Purchase Agreement”) with Brian P. Friedman (one of our directors and Chairman, Executive Committee), James L. Luikart, a family partnership controlled by Mr. Friedman and the manager and general partner of Jefferies Capital Partners IV L.P. Jefferies Capital Partners IV L.P., together with its related parallel funds, is a private equity fund managed by a team led by Messrs. Friedman and Luikart.
The closing of the Purchase Agreement occurred on November 1, 2007. In connection with the closing, we and the other parties to the Purchase Agreement entered into Amendment No. 1 to the Share and Membership Interest Purchase Agreement dated as of November 1, 2007 (the “Amendment”). In the Amendment, the parties (i) confirmed that the aggregate shares of our common stock issuable pursuant to the terms of the Purchase Agreement (after giving effect to the 2-for-1 stock split effected as a stock dividend on May 15, 2006) to Messrs. Friedman and Luikart were 1,040,000 and 260,000, respectively; (ii) agreed that in lieu of the adjustment required to be made to the shares of our common stock issuable under the Purchase Agreement (other than the adjustment giving effect to the 2-for-1 stock split effected as a stock dividend on May 15, 2006), we would pay to Messrs. Friedman and Luikart $156,000 and $39,000, respectively, and agreed that the partial clawback provisions contained in the Purchase Agreement would apply to these cash amounts; (iii) agreed to a funds flow schedule for the various capital commitment transfers required pursuant to the Purchase Agreement; and (iv) agreed on other non-material, technical changes to exhibits to the Purchase Agreement.
At the closing we issued an aggregate of 1,300,000 shares of our common stock to Messrs. Friedman and Luikart. The shares were issued in a transaction not involving a public offering. The transaction is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.
Our entry into the Purchase Agreement and the sale of the shares were originally reported on a Form 8-K filed with the Securities and Exchange Commission on July 21, 2005.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Group, Inc.
Date: November 1, 2007	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary